Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics Discloses Revenue Information Relating to Iridex Infringement Suit
O’FALLON, MO, November 2, 2006 –O’FALLON, MO, November 1, 2006 – In the interest of further updating its shareholders on the status of the Iridex (NASDAQ: IRIX) patent infringement lawsuit, Synergetics USA, Inc. (NASDAQ: SURG) announced today the following estimated historical revenues relating to Synergetics, Inc.’s Quick Disconnect adaptors and probes which have been fully disclosed to Iridex during the discovery process:

			Not used
Fiscal Year (1)	Total		on Iridex lasers (2)	International (3)		Net
1999	(Ng	)	(Ng )	(Ng	)	(Ng	)
2000	$340,000		$90,000	$95,000		$155,000
2001	$980,000		$260,000	$130,000		$590,000
2002	$1,640,000		$430,000	$225,000		$985,000
2003	$2,450,000		$640,000	$340,000		$1,470,000
2004	$3,200,000		$840,000	$520,000		$1,840,000
2005	$4,000,000		$1,050,000	$645,000		$2,305,000
2006 (4)
Total	$12,610,000		$3,310,000	$1,955,000		$7,345,000

Notes:

(1)	Synergetics’ fiscal year starts on August 1st and ends on July 31st.

(2)	Not all Quick Disconnect Probes are/were used on Iridex lasers. Approximately 26% of the total product revenues are estimated to have not been associated with Iridex’s lasers.

(3)	Iridex does not hold any international patents on this product and, therefore, Synergetics believes damages related to international sales of Quick Disconnect adaptors and probes could have been avoided.

(4)	Not yet totaled or released.

(Ng) Negligible
Generally, patent holders who prevail in infringement claims are only entitled to either lost profits or a reasonable royalty. While Synergetics continues to believe it has meritorious defenses to the claims made by Iridex, it also believes that any lost profits or royalty payments that Iridex may be awarded would only be a small percentage of the total revenue outlined above.
Synergetics inadvertently overstated the revenue figures in its recently filed motion for summary judgment because it included sales of products not alleged to infringe and, thus, not properly part of the potential damages calculation. The data set forth above will be reflected in a supplemental filing that Synergetics intends to file with the Court for accuracy purposes only, and does not affect the merits of the original motion.

According to Gregg D. Scheller, President and Chief Executive Officer of Synergetics, “I have carefully monitored this case and remain convinced in the strength of our case. Typically, much of what happens in litigation during the course of the case is not made public, however, we are entering a phase where Synergetics will file several motions with the Court. Our recent public filing is the first motion that addresses a number of important issues and requests the Court to strike or significantly limit the damages sought by Iridex due to its over six year delay in filing suit under doctrines termed “laches” and “estoppel.” Synergetics will soon be filing further court documents that will explain other significant and positive developments in our case. These filings have the potential for dismissal of the case altogether.”
Mr. Scheller continued, “Even with the recent activity and optimism, Synergetics is still open to settling the case if the parties can find common ground. With the case as developed as it is, we believe that the timing may be right for renewed settlement discussions between the parties.”
About Synergetics USA, Inc.
Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended July 31, 2006, as updated from time to time in our filings with the Securities and Exchange Commission.
Company Contact:
Pamela G. Boone, Executive Vice President & CFO
Phone: (636) 939-5100

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